Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE
May 12, 2014
Alpha Natural Resources Announces Offering of $400 Million Senior Secured Second Lien Notes
BRISTOL, Va., May 12, 2014 — Alpha Natural Resources, Inc. (NYSE: ANR) (“Alpha”), a leading U.S. coal supplier, today announced that it intends to offer, subject to market and other conditions, $400 million aggregate principal amount of senior secured second lien notes due 2020 in a private offering. The notes will be guaranteed by each of Alpha’s current and future wholly-owned domestic subsidiaries that guarantee Alpha’s obligations under Alpha’s credit agreement. The notes and the guarantees will be secured by second priority liens on the same collateral securing on a first priority lien basis indebtedness incurred under the credit agreement, and will consist of substantially all of Alpha’s assets and the assets of Alpha’s subsidiary guarantors.
Subject to the successful completion of this offering, Alpha expects to use a portion of the net proceeds to fund purchases or repayments of its and its subsidiaries’ outstanding indebtedness with near-term maturities. Any net proceeds from this offering remaining, including if the purchases or repayments are not consummated, are intended to be used for general corporate purposes.
The notes will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be offered outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The notes will not be registered under the Securities Act and will not be offered or sold in the United States without an applicable exemption from the registration requirements of the Securities Act.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Alpha Natural Resources
With mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.
Investor Contact
Alex Rotonen, CFA
Vice President, Investor Relations
276-739-4144
arotonen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com